Exhibit 1.1

BANCO DE CHILE

BYLAWS

TITLE I

NAME, DOMICILE AND DURATION OF THE COMPANY

Article One:

A company is hereby created which shall do business under the name of “BANCO DE CHILE,” and shall be governed by these bylaws, by the General Banking Law, and by any other legal and statutory rules currently in effect or to be enacted in the future that may be applicable to it.

Article Two:

The company shall have its corporate domicile in the city of Santiago, where its Headquarters or Main Office will be located, regardless of any other branches or agencies that it may establish in Chile or abroad, pursuant to the Law. Its Board of Directors shall meet, and its General Management shall operate in the city of Santiago.

Article Three:

The term of duration of the company shall be indefinite.

TITLE II

PURPOSE AND OPERATIONS OF THE COMPANY

Article Four:

The Bank shall be engaged in performing any kind of acts, enter into any kind of contracts, carry out any kind of business, and transactions usually authorized to be performed and carried out by banking institutions under the General Banking Law, without prejudice to expanding or restricting its scope of action consistent with legal rules currently in full force and effect or to be enacted in the future.

TITLE III

CAPITAL AND STOCK

Article Five:

The Bank’s capital is CH$ 2,418,833,181,067 divided into 101,017,081,114 nominative shares with no par value, which are fully subscribed and paid-up in accordance with the First Transitional Article.

Article Six:

The company shall maintain a Shareholders’ Registry.

TITLE IV

MANAGEMENT

Article Seven:

Management of the Bank shall be exercised by a Board of Directors, which shall represent it judicially and extra-judicially, for the achievement of the corporate purpose, a fact that shall not have to be proven to third parties. It is vested with all powers to manage and dispose which the law or these bylaws do not establish as exclusive to the Shareholders Meeting, and it is also empowered to perform such acts and enter into any kind of agreements or contracts with respect to which the laws require a special power of attorney. The foregoing is without prejudice to the powers of the General Manager. Directors shall be compensated for their services, and the amount of such compensation shall be set at the Shareholders’ Meeting.

Article Eight:

The Board of Directors shall consist of nine regular directors (“Directores Titulares”) and two alternate directors (“Directores Suplentes”), whether or not shareholders, elected by the respective Shareholders’ Meeting, all of whom shall hold offices for three years, and may be reelected indefinitely. The election of directors shall be undertaken in a single vote, and those receiving the greatest number of votes shall be elected until the number of directors who must be elected is reached. Likewise, separately, in a single vote, alternate directors shall be elected. The Board of Directors elected by shareholders may only be removed in its entirety by the resolution adopted at an Ordinary or Extraordinary Shareholders’ Meeting, and therefore individual removal is not allowed. Alternate directors may always participate at the meetings of the Board of Directors with right to speak, and they shall only have right to vote in case of a temporary absence of the director/s they replace. The person who received the greatest number of votes among the alternates shall be the first alternate director, and the second alternate director shall be the one who received the second greatest number of votes. In the case of a temporary absence of one or more directors, they may be replaced temporarily by the alternate directors in the order of precedence established in the bylaws.

In the case of a vacancy of one or more regular directors (“Directores Titulares”), for any reason, vacancies shall be filled as follows:

a)	Vacancies of directors shall be filled by alternate directors in the aforementioned order of precedence, except if the respective alternate director in a period of three business days calculated from the giving of notice thereof, states in writing his intention to continue acting as an alternate director; and

b)	If vacancies occur among regular directors which were not filled in the manner established in letter a) above, the Board of Directors, at the first meeting it holds, shall proceed to name the relevant successor or successors, who shall hold office until the next Ordinary Shareholders Meeting is held, at which time the final appointment shall be made. The director or directors so named by the Shareholders Meeting shall remain in office only during the period of time remaining to complete the term of office of the replaced director or directors.

In the case of a vacancy of one or more alternate director for any cause, the Board of Directors, at the first meeting it holds, shall proceed to name the replacement or replacements, who shall hold office until the next Ordinary Shareholders Meeting, at which time the final appointment shall be made. The alternate director or directors so named by the Shareholders Meeting shall remain in office only during the period of time remaining to complete the term of office of the replaced director or directors. In the event the Board of Directors names a replacement for an alternate Director, the designee shall have the same order of precedence as the replaced alternate director.

Article Nine:

Meetings of the Board of Directors shall be held with the attendance of no fewer than five of its regular or alternate members, and resolutions shall be adopted by an absolute majority of directors attending with right to vote. In case of a tie, the chairman of the meeting shall have a casting vote.

Article Ten:

Meetings of the Board of Directors shall be ordinary or extraordinary. Ordinary meetings shall be those that are held on the dates and at the times established in advance by the Board of Directors, at least once per month. Extraordinary meetings shall be held when specially called by the President, himself, or at the direction of one or more directors, subject to the President’s prior assessment of the need for the meeting, unless it is requested by an absolute majority of the directors, in which case the meeting must necessarily be held without prior assessment. Notices for Extraordinary meetings shall be made through communication methods that provide reasonable assurance of their reliability and are unanimously agreed upon by the Board of Directors, or alternatively by certified mail posted, at least, four business days in advance, or two business days if respective notice has been delivered through a Notary Public or by the respective Chilean Consul if the Director is domiciled outside Chile. Likewise, for this type of Notices and together with the delivery of the aforesaid letter or by posting in the mail a copy of the Notice shall be forwarded by electronic mail. A Notice of an Extraordinary meeting shall contain a reference to the matter to be dealt with, and the Notice may be omitted if all full members of the Board of Directors unanimously attend thereat.

Article Eleven:

At the first meeting held by the Board of Directors, after the Shareholders’ Meeting that appointed it, the Board of Directors shall choose its Chairman and two Vice Chairman, and these persons shall also serve in the same roles for the company. The Secretary of the Board of Directors shall also be appointed at that same meeting.

Article Twelve:

Directors who, with regards to a specific transaction, have an interest themselves or as representatives of another person, shall report such interest to the other directors and refrain from deliberating and voting.

Article Thirteen:

All elections of directors shall be published in a newspaper in the Bank’s domicile and shall be reported to the Financial Market Commission, to which shall be sent an authorized copy of the public deed prepared from the Minutes of the Shareholders Meeting or the meeting of the Board of Directors where the appointments have been made. The appointment of a General Manager shall likewise be reported to the aforementioned Commission and be documented in a public deed.

TITLE V

PRESIDENT

Article Fourteen:

The President of the Bank, beyond the other powers granted to him by these bylaws or by Law, shall have the following powers and obligations, to wit:

One) Shall preside over meetings of both the Board of Directors and Shareholders; Two) Shall call meetings of the Board of Directors; Three) Shall propose to the Board of Directors measures aiming at furthering the business of the Bank and improving the organization and regime of all aspects of the offices; Four) Shall sign all reports and notes or resolutions adopted by the Board of Directors and the Shareholders at the relevant Meetings; and Five) Unless otherwise agreed upon by the Shareholders Meeting or the Board of Directors, if applicable, he shall sign the public deed containing the Minutes of the meetings of the former or the latter.

Article Fifteen:

In case of absence or incapacity of the President of the Bank, he shall be replaced in by the Vice President appointed, for this purpose, by the Board of Directors. Likewise, in case of absence or incapacity of the appointed Vice President, he shall be replaced by the Director appointed by the Board of Directors, for such purpose. The replacement is an internal procedure of the company and shall not require any formality and it shall not be necessary to prove its appropriateness to third parties for the validity of acts performed by the successor, the mere fact of the successor’s acting being sufficient for the effectiveness thereof.

TITLE VI

GENERAL MANAGER

Article Sixteen:

The General Manager is responsible for:

One) Leading and performing the general transactions of the Bank, making its acts conform to the laws, regulations, bylaws, and resolutions of the Board of Directors; Two) In addition to the authorities corresponding to him as a business agent by reason of his position, he shall have general power of attorney for the Bank at all its offices, with express authority to revoke such powers of attorney as may have been granted at any time. In the legal sphere, beyond the authorities granted to him by the first section of Article Seven of the Civil Procedure Code, he shall have the special power to abandon actions filed in the first instance; accept counterclaims; answer interrogatories; waive appeals or legal terms; approve Agreements; settle; grant powers to arbitrators; and receive money. Settlements and arbitration agreements made by the Board of Directors shall be signed by the General Manager, with no requirement beyond inserting the pertinent part of the Minutes authorized by the Secretary in the respective public deed or private document. He may also, in any case, and without prejudice to the powers of the President, sign public deeds or contracts agreed by the General Shareholders Meeting or the Board of Directors, with no requirement beyond the aforementioned, provided that they must be made public deeds; Three) Appointing such Managers to be named for the proper performance of the company business; Four) Granting powers of attorney or delegate all or part of his authorities to other persons for special cases or business; Five) Reporting to the Board of Directors on the handling, management, and financial condition of the Bank in the manner and at the time it and/or the Financial Market Commission may determine; Six) Attending meetings of the Board of Directors with a right to speak; and Seven) Performing other functions decided by the Board of Directors and, in general, exercise any other functions which appertain to him pursuant to the Law and these bylaws. In case of temporary absence or inability, the General Manager shall be replaced by the Manager designated by the Board of Directors.

TITLE VII

SHAREHOLDERS MEETINGS

Article Seventeen:

Shareholders shall hold ordinary or extraordinary meetings. The former shall be held once a year, within the four-month period following the date of the close of the fiscal year. At those meetings the shareholders shall review all matters that are proper for them to consider, without being limited to the matters described in the respective notice of the meeting. The latter may be held at any time, to decide on any matters that the law or these Bylaws authorize the shareholders meetings to transact and provided that such matters are specified in the corresponding notices.

Article Eighteen:

The resolutions passed at properly called and convened Shareholders Meetings pursuant to the law and the bylaws shall bind all shareholders. Shareholder Meetings shall be held in the city of Santiago.

Article Nineteen:

Notwithstanding the holding of Shareholders’ Meetings with the physical attendance of shareholders or their proxies, participation and/or voting may also take place through systems and procedures agreed upon by the Board of Directors, in accordance with the law and current regulations, including the implementation of technological means that allow for in-person or remote participation and/or voting.

Article Twenty:

If any of the persons who must sign Minutes of the Shareholders Meeting should die, be absent, or unable for any reason to sign it, a note shall be made at the end of the Minutes stating the respective circumstances of the impediment.

Article Twenty-One:

The Minutes shall contain an extract of the resolutions adopted at the meeting. Only upon unanimous consent of the attendees may the evidence of any event occurring at the meeting, and which is related to the interests of the company, be deleted.

TITLE VIII

ANNUAL REPORT AND BALANCE SHEET

Article Twenty-Two:

The Bank shall prepare its General Balance Sheet annually as of December thirty-first.

Article Twenty-Three:

The Board of Directors shall submit for consideration at the Ordinary Shareholders Meeting, a reasoned Report on the financial condition of the company over the last fiscal year, accompanied by the General Balance Sheet, the Statement of Profit and Loss, and the Report of the External Auditors. The Annual Report will be made available to the shareholders in the Bank’s Headquarters and its website, no later than the date of the first notice convening the appropriate Ordinary Shareholders’ Meeting. Likewise, the Annual Report shall be made available to the general public on the aforementioned website or through other means established by applicable regulations.

TITLE IX

DISSOLUTION AND LIQUIDATION

Article Twenty-Four:

The Company shall be dissolved by resolution adopted in that regard at an Extraordinary Shareholders Meeting, approved by the Financial Market Commission in the manner stipulated by law, and for any other legal causes. The aforesaid is without prejudice to that established in Title Fifteenth of the General Banking Law.

Article Twenty-Five:

Once the voluntary dissolution mentioned in the preceding article has been agreed upon, the Shareholders Meeting shall elect a Liquidation Committee consisting of three members to proceed wind up the Company, who shall have the powers, obligations, and responsibilities stipulated in the law, and who shall comply with the provisions of the Chilean Corporations Law and its Regulations.

The Shareholders Meeting shall establish the duration of the functions of the Liquidation Committee, and shall determine the compensation to be paid to its members.

TITLE X

AUDITING THE MANAGEMENT

Article Twenty-Six:

The Ordinary Shareholders Meeting shall annually appoint independent external auditors to examine the accounting, inventory, balance sheets, and financial statements of the company, and who shall have the obligation to report in writing to the next Ordinary Shareholders Meeting on the performance of their duties.

TITLE XI

JURISDICTION

Article Twenty-Seven:

Differences that arise among shareholders in their capacity as such, or between them and the Company or its managers, either during the life of the Company or during its liquidation, shall be submitted for resolution to an arbitrator who shall have the ability to establish procedural rules for the proceeding and who shall be bound by the law as to decisions on the merits of the case, who must be named by joint agreement of the parties or by the Ordinary Courts, alternatively, in case of a disagreement on his appointment. The award to be rendered by the arbitrator shall be subject to a motion for appeal and cassation on the merits. Such arbitrator shall be, or have been, at the time of the appointment, an attorney who is or has served as an auxiliary judge on the Court of Appeals of Santiago or the Supreme Court, for no less than one year. The arbitration established in this clause is without prejudice to, if a conflict occurs, the petitioner’s being able to remove the matter from the jurisdiction of the arbitrator and submit it for a decision by the ordinary courts.

TRANSITIONAL ARTICLES

First Transitional Article:

The Bank’s capital is CH$ 2,418,833,181,067, divided into 101,017,081,114 nominative shares with no par value, which are subscribed and paid-up as follows:

a)	With the sum of CH$ 2,271,400,678,608 divided into 99,444,132,192 nominative shares with no par value, all of them totally subscribed and paid;

b)	With the sum of CH$147,432,502,459 which corresponds to the issuance of 1,572,948,922 fully paid-in shares, of no par value, with charge to the net income obtained during the fiscal year 2017 that was not distributed as a dividend, in accordance with the resolutions adopted by the Extraordinary Shareholders Meeting held on March 22, 2018. The new shares that will be issued shall be distributed among the shareholders in the proportion of 0.02238030880 fully paid-in shares for each share they own at the relevant date in accordance with the Law.

Second Transitional Article:

At the next Ordinary Shareholders’ Meeting held after the registration and publication of the certificate issued by the Financial Market Commission regarding the amendments to the Bylaws approved at the Extraordinary Shareholders’ Meeting held on November 10, 2025, the election of the nine Principal Directors shall take place in accordance with the amendment to Article Eight approved at said Extraordinary Meeting. Likewise, from the date of the aforementioned Ordinary Shareholders’ Meeting, Article Nine of the Bylaws shall apply pursuant to the wording approved at the aforementioned Extraordinary Meeting. During the period between the legalization of the Bylaw amendment and the date of the next Ordinary Shareholders’ Meeting, the current Board of Directors, composed of eleven Principal Directors and two Alternate Directors, shall remain in full exercise of its functions, and Board meetings shall be validly constituted with the attendance of no fewer than six of its principal or alternate members.

Eduardo Ebensperger Orrego

Chief Executive Officer

BANCO DE CHILE

Banco de Chile was established as a corporation as a result of the merger of the banks Nacional de Chile, Valparaíso and Agrícola, as evidenced in the deed dated October 28, 1893, granted before Notary Public of the city of Santiago Mr. Eduardo Reyes Lavalle, authorized by Supreme Decree of November 28 of the same year, registered on page 125 No. 150 of the Commercial Ledger of Santiago of the year 1893.

The bylaws were amended by the following public deeds:

1.	Deed dated May 4, 1896, before Notary Public Mr. C. R. Abalos, authorized by Supreme Decree of May of the same year.

2.	Deed dated June 11, 1906, before Notary Public Mr. E. Reyes Lavalle, authorized by Supreme Decree of June of the same year, registered in the Commercial Ledger of Santiago on pages 1037 and 1039 Nos. 305 and 306 of the year 1906.

3.	Deed dated July 31, 1911, before Notary Public Mr. E. Reyes Lavalle, registered in the Commercial Ledger of Santiago on page 5 No. 9 of the same year.

4.	Deed dated July 31, 1917, before Notary Public Mr. A del Río, authorized by Supreme Decree of August 25 of the same year, registered in the Commercial Ledger of Santiago on page 570 No. 376 of 197.

5.	Deed dated October 25, 1919, before Notary Public Mr. Javier Jara, authorized by Supreme Decree of November of the same year, registered in the Commercial Ledger of Santiago on page 870 reverse No. 668 of the year 1919.

6.	Deed dated August 30, 1928, before Notary Public Mr. A. del Río, authorized by Supreme Decree of December 11 of 1928, registered in the Commercial Ledger of Santiago on page 206 reverse No. 1077 of the year 1928.

7.	Deed dated January 18, 1940, before Notary Public Mt. L. Hiriart Corvalán, authorized by Supreme Decree of April 17 of the same year, registered in the Commercial Ledger of Santiago on page 675 No. 60 of the year 1940.

8.	Deed dated January 16, 1946, before Notary Public Mr. Luis Azócar, authorized by Supreme Decree of July 24 of the same year, registered in the Commercial Ledger of Santiago on page 2095 reverse No. 1551 of the year 1946.

9.	Deed dated Augst 4, 1952, before Notary Public Mr. J. Echeverría V., authorized by Supreme Decree of September 24 of the same year, registered in the Commercial Ledger of Santiago on page 3697 No. 2251 of the year 1952.

10.	Deed dated January 27, 1956, before Notary Public Mr. Javier Echeverría, authorized by Supreme Decree of April 4 of the same year, registered in the Commercial Ledger of Santiago on page 2013 No. 1140 of the year 1956.

11.	Deed dated October 13, 1956, before Notary Public Mr. Javier Echeverría, authorized by Supreme Decree of December 18 of the same year, registered in the Commercial Ledger of Santiago on page 115 No. 61 of the year 1957.

12.	Deed dated August 27, 1957, before Notary Public Mr. Javier Echeverría, authorized by Supreme Decree of October 31 of the same year, registered in the Commercial Ledger of Santiago on page 5934 No. 3232 of the year 1957.

13.	Deed dated August 16, 1958, before Notary Public Mr. Javier Echeverría, authorized by Supreme Decree of October 6 of the same year, registered in the Commercial Ledger on page 5147 No. 2687 of the year 1958.

14.	Deed dated January 18, 1961, before Notary Public Mr. Gustavo Infante, deputy for Mr. Javier Echeverría, registered in the Commercial Ledger on page 2365 No. 2041 of the year 1961.

15.	Deed dated January 16, 1963, before Notary Public Mr. Gustavo Infante, deputy of Mr. Javier Echeverría, registered in the Commercial Ledger on page 1781 No. 939 of the year 1963.

16.	Deed dated August 7, 1964, before Notary Public Mr. Gustavo Infante, deputy of Mr. Javier Echeverría, registered in the Commercial Ledger on page 6964 No. 3593 of the year 1964.

17.	Deed dated January 31, 1966, before Notary Public Mr. Javier Echeverría, registered in the Commercial Ledger on page 2205 No. 1119 of the year 1966.

18.	Deed dated August 3, 1966, before Notary Public Mr. Javier Echeverría, registered in the Commercial Ledger on page 7268 No. 3742 of the year 1966.

19.	Deed dated August 18, 1967, before Notary Public Mr. Gustavo Infante, deputy of Mr. Javier Echeverría, registered in the Commercial Ledger on page 7434 No. 3114 of the year 1967.

20.	Deed dated February 21, 1969, before Notary Public Mr. Jaime García, registered in the Commercial Ledger on page 3101 No. 1122 of the year 1969.

21.	Deed dated January 30, 1970, before Notary Public Mr. Víctor Bianchi, deputy of Mr. Jaime García, registered in the Commercial Ledger on page 2894 No. 1274 of the year 1970.

22.	Deed dated April 1, 1971, before Notary Public Mr. Sergio Rodríguez, registered in the Commercial Ledger on page 6081 No. 2824 of the year 1971.

23.	Deed dated March 22, 1976, supplemented by one dated April 8 of the same year, both before Notary Public Mr. Andrés Rubio, registered in the Commercial Ledger on page 2892 No. 1666 of the year 1976.

24.	Deed dated February 1, 1977, before Notary Public Mr. Andrés Rubio, registered in the Commercial Ledger on page 1977 No. 1075 of the year 1977.

25.	Deed dated February 10, 1978, before Notary Public Mr. Andrés Rubio, registered in the Commercial Ledger on page 2268 No. 1149 of the year 1978.

26.	Deed dated March 15, 1979, before Notary Public Mr. Andrés Rubio, registered in the Commercial Ledger on page 4240 No. 3008 of the year 1979.

27.	Deed dated March 26, 1981, before Notary Public Mr. Andrés Rubio, bylaw amendment approved by Resolution No. 111 of the Superintendency of Banks and Financial Institutions, dated March 14, 1981. The corresponding certificate of said Superintendency was registered on page 9,681 No. 5,422 of the Commercial Ledger of the year 1981 and published in the Official Gazette on June 3 of the same year.

28.	Deed dated April 19, 1982, before Notary Public Mr. Andrés Rubio, bylaw amendment approved by Resolution No. 102 of the Superintendency of Banks and Financial Institutions, dated June 22, 1982. The corresponding certificate of said Superintendency was registered on page 11,689 No. 6,600 of the Commercial Ledger of the year 1982 and published in the Official Gazette on August 18, 1982.

29.	Deed dated June 11, 1985, before Notary Public Mr. Álvaro Bianchi R., bylaw amendment approved by Resolution No. 71 of the Superintendency of Banks and Financial Institutions, dated June 28, 1985. The corresponding certificate of said Superintendency was registered on page 10,269 No. 5,286 of the Commercial Ledger of the year 1985 and published in the Official Gazette on July 10, 1985.

30.	Deed dated July 19, 1996, before Notary Public Mr. René Benavente C., formalizing the resolution of the Extraordinary Shareholders’ Meeting of July 18, 1996, whereby the company then known as Banco de Chile adopted the provisions of sections three and five of Law No. 19,396 on the amendment of payment terms of the subordinated obligation with the Central Bank of Chile.

By Resolution No. 132 of September 17, 1996, corrected on the 20th of the same month and year, the Superintendency of Banks and Financial Institutions approved the resolution that was formalized in the public deed dated July 19, 1996 and authorized the existence as well as approved the bylaws of Banco de Chile as the legal successor of the Banco de Chile established in 1893, pursuant to article 25 of Law 19.396. The corresponding certificate of said Superintendency was registered on page 23,859 No. 18,638 of the Commercial Ledger of the year 1996 and was published in the Official Gazette on September 26, 1996.

31.	Deed dated October 13, 1999, before Notary Public Mr. René Benavente C., bylaw amendment approved by Resolution No. 102 of the Superintendency of Banks and Financial Institutions, dated November 9, 1999, which adopted a new consolidated, coordinated, updated and systematized text of the bylaws of Banco de Chile. The certificate of said Superintendency was registered on page 27,736 No. 22,037 of the Commercial Ledger of the year 1999 of Santiago’s Real Estate Registrar and was published in the Official Gazette on November 17 of the same year.

32.	At Banco de Chile’s Extraordinary Shareholders’ Meeting held on December 6, 2001, recorded in public deed dated December 7, 2001 before Notary Public Mr. René Benevante Cash, and in Banco de A. Edwards’ Extraordinary Shareholders’ Meeting held on December 18, 2001, recorded in public deed dated December 19, 2001 before Notary Public Mt. Andrés Rubio Flores, the merger by incorporation was agreed and approved, by the absorption of Banco de A. Edwards by Banco de Chile, effective January 1, 2022.

Further, the aforementioned Extraordinary Shareholders’ Meetings of Banco de Chile and Banco de A. Edwards agreed upon a consolidated and systemized bylaws of Banco de Chile.

The Superintendency of Banks and Financial Institutions approved the adoptions agreed upon in the Shareholders’ Meetings of both banks, by Resolution No. 146 dated December 21, 2001, which was published in the Official Gazette on December 26 of the same year and registered on page 33,188 No. 27,064 of Santiago’s Commercial Ledger on December 21, 2001.

Further, the certificate that contains the bylaw amendment of Banco de Chile was recorded on page 33,189 No. 27,065 of Santiago’s Commercial Ledger corresponding to the year 2001 and was published in the Official Gazette on December 26 of the same year.

33.	At Banco de Chile’s Extraordinary Shareholders’ Meeting held on March 23, 2006, recorded in public deed dated April 5, 2006 before Notary Public Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 30,984,217,291, corresponding to the issuance of 957,781,060 fully paid shares, issued and paid with undistributed profits from the 2005 fiscal year, in the manner set out in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 39 dated April 13, 2006, which was published in the Official Gazette on April 18 of the same year, and registered on page 20,718 No. 14,349 of Santiago’s Commercial Ledger on April 17, 2006.

34.	At Banco de Chile’s Extraordinary Shareholders’ Meeting held on March 22, 2007, recorded in public deed dated April 9, 2007 before the Notary Public of Santiago, Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 33,833,485,728, which was paid through the issuance of 882,459,200 fully paid shares, without par value, payable with the profits of the 2006 fiscal year that were not distributed as dividend, in the manner set out in the Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 41 dated April 23, 2007, which was published in the Official Gazette on April 25 of the same year, and registered on page 16,267 No. 12,046 of Santiago’s Commercial Ledger on April 24, 2007.

35.	At Banco de Chile’s Extraordinary Shareholders’ Meeting held on May 17, 2007, recorded in public deed dated May 18, 2007, complemented by public deed dated May 31, 2007, both before the Notary Public of Santiago, Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 110,000,000,000, which was paid through the issuance of 2,516,010,979 fully payable shares, without par value, which were to be subscribed and paid in the manner and within the time period indicated in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 58 dated June 1, 2007, which was published in the Official Gazette on June 6 of the same year, and registered on page 22,282 No. 16,239 of Santiago’s Commercial Ledger on June 5, 2007.

36.	In Extraordinary Shareholders’ Meetings of Banco de Chile and Citibank Chile, both held on December 27, 2007, the merger of both banks was resolved, through the incorporation of the latter into the former, along with the adoption of a consolidated version of Banco de Chile’s bylaws. The minutes of Banco de Chile’s Shareholders’ Meeting was reduced to public deed on December 28, 2007 before the Notary Public of Santiago, Mr. Andrés Rubio Flores and the minutes of Citibank Chile’s Shareholders’ Meeting was reduced to public deed on December 27, 2007, before the Notary Public of Santiago, Mr. Iván Torrealba Acevedo.

The aforementioned resolutions were approved by the Superintendency of Banks and Financial Institutions by Resolution No. 3 and its corresponding Bylaw Amendment Certificate dated January 8, 2008, which were published in the Official Gazette No. 38,958 on January 11, 2008, and registered on page 1,284 No.820 and on page 1,286 No. 821, both in Santiago’s Real Estate Registrar’s Commercial Ledger of the year 2008.

37.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on March 26, 2009, recorded in public deed dated April 7, 2009 before the Notary Public of Santiago Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 52,260,575,508, which was paid through the issuance of 1,671,803,439 fully paid shares, without par value, payable with the profits of the 2008 fiscal year that were not distributed as dividend, in the manner set out in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 110 dated April 16, 2009, which was published in the Official Gazette on April 24 of the same year, and registered on page 18,021 No. 12,091 of Santiago’s Commercial Ledger on April 21, 2009.

38.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on March 25, 2010, recorded in public deed dated April 12, 2010 before the Notary Public of Santiago, Mr. Andrés Rubio Flores it was resolved to amend Banco de Chile’s bylaws, adding a fourth transitory article in order to establish the “distributable net profit” in compliance with the agreement set forth in the contract dated November 8, 1996 between the Central Bank of Chile and SM Chile S.A., pursuant to Law No. 19,396. Additionally, in accordance with what was approved at the Meeting and with the provisions of Chapter 18-4 of the Updated Compilation of Regulations of the Superintendency of Banks and Financial Institutions, a consolidated version of the bylaws was issued.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 56 dated April 22, 2010, which was published in the Official Gazette on April 30 of the same year, and registered on page 20,718 No. 14,036 of Santiago’s Commercial Ledger on April 29, 2010.

39.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on January 20, 2011, recorded in public deed dated January 27 of the same year before Notary Public of Santiago Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 240,000,000,000, which was paid through the issuance of 3,385,049,365 fully payable shares, without par value, which were to be subscribed and paid in the manner and within the time period indicated in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 60 dated February 7, 2011, which was published in the Official Gazette on February 10 of the same year, and registered on page 8,136 No. 6,092 of Santiago’s Commercial Ledger on February 8, 2011.

40.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on March 17, 2011, recorded in public deed dated March 22, 2011 before the Notary Public of Santiago, Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 67,216,540,955, which was paid through the issuance of 1,005,766,185 fully paid shares, without par value, payable with the profits of the 2010 fiscal year that were not distributed as dividend, in the manner set out in the aforementioned Extraordinary Shareholders’ Meeting. Further, it was resolved to transform the “Banco de Chile-S” shares to “Banco de Chile” shares. As a result of the aforementioned conversion, the 86,942,514,973 shares into which the capital of Banco de Chile is divided and which are registered in the Securities Registry of the Superintendence of Banks and Financial Institutions, now bear the sole denomination “Banco de Chile”.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 114 dated March 31, 2011, which was published in the Official Gazette on April 4 of the same year, and registered on page 17,110 No. 12,951 of Santiago’s Commercial Ledger on April 4, 2011.

41.	Public deed dated August 12, 2011, before the Notary Public of Santiago, Mr. Andrés Rubio Flores, annotated in the margin of the bylaw registration, the Chief Executive Officer, in compliance with article 33 of the Regulations of Corporations, recorded that once concluded the placement process of the 3,385,049,365 shares approved for issuance at the Extraordinary Shareholders’ Meeting held on January 20, 2011, the total amount of CLP 210,693,503,468 as obtained, and therefore, as of August 12, 2011, the share capital of Banco de Chile amounts to CLP 1,436,083,470,917, divided into 86,942,514,973 shares.

42.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on March 22, 2012, recorded in public deed dated April 9, 2012 before Notary Public Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 73,910,745,344, which was paid through the issuance of 1,095,298,538 fully paid shares, without par value, payable with the profits of the 2011 fiscal year that were not distributed as dividend, in the manner set out in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 118 dated May 17, 2012, which was published in the Official Gazette on May 22 of the same year, and registered on page 33,050 No. 23,246 of Santiago’s Commercial Ledger on May 18, 2012.

43.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on October 17, 2012, recorded in public deed dated October 24 of the same year, before Notary Public of Santiago Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 250,000,000,000, which was paid through the issuance of 3,939,489,442, fully payable shares, without par value, of the “Banco de Chile-T” Serie, which are to be subscribed and paid in the form and period indicated in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 263 dated November 15, 2012, which was published in the Official Gazette on November 19 of the same year, and registered on page 80,851 No. 56,413 of Santiago’s Commercial Ledger on November 15, 2012.

44.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on March 21, 2013, recorded in public deed dated April 2, 2013, before Notary Public of Santiago Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 86,201,422,505, which was paid through the issuance of 1,197,741,038 fully paid shares, without par value, payable with the profits of the 2012 fiscal year that were not distributed as dividend, in the manner set out in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 126 dated April 30, 2013, which was published in the Official Gazette on May 8 of the same year, and registered on page 34,465 No. 23,083 of Santiago’s Commercial Ledger on May 3, 2013.

45.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on March 27, 2014, recorded in public deed dated April 11, 2014, before Notary Public of Santiago, Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 95,569,688,582, which was paid through the issuance of 1,480,323,553 fully paid shares, without par value, payable with the profits of the 2013 fiscal year that were not distributed as dividend, in the manner set out in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 153 dated May 30, 2014, which was published in the Official Gazette on June 5 of the same year, and registered on page 40,254 No. 24,964 of Santiago’s Commercial Ledger on June 3, 2014.

46.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on March 26, 2015, recorded in public deed dated April 16, 2015, before Notary Public of Santiago, Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 96.252.499.241, which was paid through the issuance of 1,473,778,889 fully paid shares, without par value, payable with the profits of the 2014 fiscal year that were not distributed as dividend, in the manner set out in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 285 dated June 5, 2015, which was published in the Official Gazette on June 12 of the same year, and registered on page 42,128 No. 24,868 of Santiago’s Commercial Ledger on June 3, 2015.

47.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on March 24, 2016, recorded in public deed dated April 12, 2016, before Notary Public of Santiago, Mr. Andrés Rubio Flores, it was resolved to increase the share capital by the amount of CLP 96,874,072,595, which was paid through the issuance of 1,495,200,997 fully paid shares, without par value, payable with the profits of the 2015 fiscal year that were not distributed as dividend, in the manner set out in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 162 dated May 13, 2016, which was published in the Official Gazette on May 20 of the same year, and registered on page 35,404 No. 19,610 of Santiago’s Commercial Ledger on May 18, 2016.

48.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on March 23, 2017, recorded in public deed dated April 11, 2017, before Notary Public of Santiago, Mr. René Benavente Cash, it was resolved to increase the share capital by the amount of CLP 133,353,827,359, which was paid through the issuance of 1,819,784,762 fully paid shares, without par value, payable with the profits of the 2016 fiscal year that were not distributed as dividend, in the manner set out in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 260 dated May 25, 2017, which was published in the Official Gazette on June 1 of the same year, and registered on page 43,218 No. 23,646 of Santiago’s Commercial Ledger on June 2, 2017.

49.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on March 22, 2018, recorded in public deed dated April 9, 2018, before Notary Public of Santiago, Me. René Benavente Cash, corrected by public deed dated May 16 of the same year, before the same Notary Public, it was resolved to increase the share capital by the amount of CLP 147,432,502,459, which was paid through the issuance of 1,572,948,922 fully paid shares, without par value, payable with the profits of the 2017 fiscal year that were not distributed as dividend, in the manner set out in the aforementioned Extraordinary Shareholders’ Meeting.

The Superintendency of Banks and Financial Institutions approved the resolutions adopted at the Shareholders’ Meeting by Resolution No. 258 dated May 29, 2018, which was published in the Official Gazette on June 8 of the same year, and registered on page 41,929 No. 21,966 of Santiago’s Commercial Ledger on June 5, 2018.

50.	In Banco de Chile’s Extraordinary Shareholders’ Meeting, held on November 10, 2025, recorded in public deed dated November 27, 2025 before Notary Public of Santiago Mrs. María Pilar Gutiérrez Rivera, it was resolved to amend the Bank’s bylaws. Additionally, in accordance with what was approved at the Meeting and with the provisions of Chapter 18-4 of the Updated Compilation of Regulations of the Financial Market Commission, a consolidated version of the bylaws was approved.

By resolution No. 804, dated January 15, 2026, the Financial Market Commission approved the amendment included to Banco de Chile’s bylaws, as resolved in the Extraordinary Shareholders’ Meeting held on November 10, 2025. The corresponding certificate issued by said Commission was registered on Page 6,854 No. 2,735 of the Commercial Ledger of the Real Estate Registrar of Santiago, corresponding to the year 2026 and was published in the Official Gazette on January 23, 2026.